Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265906

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated August 1, 2022)

Up to 554,976,655 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 1, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-265906), as amended, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 21, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 554,976,655 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), purchased at a price, or acquired based on a value, of $10.00 per share, which consists of (i) 49,740,000 shares of Class A Common Stock outstanding on the date of the Prospectus and (ii) 505,236,655 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings (as defined in the Prospectus) pursuant to the terms of the New Symbotic Holdings LLC Agreement (as defined in the Prospectus) (including Earnout Interests (as defined in the Prospectus) to which such unitholders may be entitled and unvested warrant units).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is traded on the Nasdaq Global Market under the symbol “SYM.” On November 25, the closing price of our Class A Common Stock was $12.81.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 28, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2022

SYMBOTIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40175	98-1572401
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Research Drive Wilmington, MA	01887
(Address of principal executive offices)	(Zip Code)

(987) 284-2800

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SYM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition

On November 21, 2022, Symbotic Inc. issued a press release announcing its financial results and other information for the quarter and fiscal year ended September 24, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2022, the board of directors (the “Board”) of Symbotic Inc. (the “Company”) appointed Richard Cohen, the Company’s current Chairman of the Board and President, as the Chief Executive Officer of the Company, effective as of November 19, 2022 (the “Effective Date”). Mr. Cohen will not receive any additional compensation in connection with his new role as Chief Executive Officer. Information about Mr. Cohen’s age, business experience and compensation has been previously reported, most recently in the Company’s Registration Statement on Form S-1, filed with the U.S. Securities and Exchange Commission on August 1, 2022, as amended.

In connection with Mr. Cohen’s appointment, Michael J. Loparco, the Chief Executive Officer of the Company resigned from his positions as Chief Executive Officer and a member of the Board effective as of the Effective Date. Mr. Loparco’s departure from the Company and the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with his resignation, Mr. Loparco entered into a separation agreement (the “Separation Agreement”) with the Company as of November 20, 2022. The Separation Agreement provides that Mr. Loparco will receive aggregate severance payments of $1,050,000, payable in accordance with the Company’s normal payroll schedule over a period of eighteen (18) months, and a payment of $700,000 representing his target annual cash incentive for 2022, payable in December 2022. The Company will also (i) reimburse Mr. Loparco for up to $30,000 for remaining lease expenses incurred by him for his Wilmington, Massachusetts area accommodations, (ii) provide for up to $20,000 for legal fees incurred by Mr. Loparco in connection with the entry into the Separation Agreement and (iii) agree to not seek repayment or forfeiture of Mr. Loparco’s sign-on bonus paid pursuant to the terms of the offer letter regarding his hiring as the Chief Executive Officer. The Separation Agreement further provides that Mr. Loparco will, subject to the terms and conditions therein, serve as a special advisor to the Board up to January 19, 2023 and will receive $200,000 in advisory service fees in connection with such role. Mr. Loparco will be entitled to continuation of group medical insurance coverage subsidized by the Company for the lesser of 18 months or until he becomes eligible for enrollment in group health coverage of a successor employer or otherwise. Under the Separation Agreement, Mr. Loparco will be subject to (a) a general release of claims, (b) confidentiality, non-solicitation and non-disparagement provisions, and (c) non-compete provisions for a period of one year after the completion of his advisory services.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1.

2

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Separation Agreement and General Release of Claims, by and between Symbotic Inc. and Michael J. Loparco, dated November 19, 2022

99.1	Symbotic Inc. Press Release, dated November 21, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2022

Symbotic Inc.

By:	/s/ Thomas Ernst
Name:	Thomas Ernst
Title:	Chief Financial Officer and Treasurer

Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”), is made and entered into as of the date of execution of this Agreement (the “Effective Date”), by and between Michael J. Loparco (“Employee”), and Symbotic Inc., on behalf of itself individually and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Employee has been employed as Chief Executive Officer;

WHEREAS, Employee’s employment with the Company ended effective as of November 19, 2022 (the “Separation Date”);

WHEREAS, subject to the terms and conditions herein, the Company desires Employee’s continued service as a special advisor to the Company’s board of directors up to January 19, 2023;

WHEREAS, Employee is seeking certain payments under the offer letter entered into by Symbotic LLC and the Employee, dated March 24, 2022 (the “Offer Letter”), as such payments are modified by this Agreement, that are conditioned on the effectiveness of this Agreement and continued compliance with the Invention, Non-Disclosure and Non-Solicitation Agreement, dated as of March 29, 2022 (the “Non-Disclosure Agreement”) as modified by this Agreement, and Non-Competition Agreement, dated as of March 29, 2022 (the “Non-Competition Agreement” as modified by this Agreement, and together with the Non-Disclosure Agreement, the “Restrictive Covenant Agreements”); and

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.    Special Advisor. From and between the Separation Date and January 19, 2023 (the “Advisory Term”), Employee shall serve as a special advisor to the board of directors of the Company (the “Board”) and shall make himself available upon a reasonable basis to the Board and the Chairman of the Board. Employee and the Company agree that Employee will not be an employee of the Company during the Advisory Term. The Non-Disclosure Agreement shall continue to apply during the Advisory Term and the “Restricted Period” under the Non-Competition Agreement shall include the duration of the Employee’s employment with the Company, the Advisory Term and the twelve (12) month period thereafter.

2.    General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Agreement, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; fraudulent misrepresentation, impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Agreement, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

3.    Surviving Claims. Notwithstanding anything herein to the contrary, this Agreement shall not:

a.	release any Claims for payment of amounts payable in accordance with Schedule 1 hereto;

b.

release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;

c.	release any Claim that may not lawfully be waived;

d.	release any Claim for indemnification and D&O insurance in accordance with applicable laws and the corporate governance documents of the Company; or

e.

limit Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

4.    Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

5.    Acknowledgements by Employee; Release of Age Claims. Employee acknowledges and agrees that Employee has read this Agreement in its entirety and that this Agreement is a general release of all known and unknown Claims, including any Claims Employee may have under the ADEA and the OWBPA and any other claim related to Employee’s age. Employee further acknowledges and agrees that:

a.

this Agreement does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Agreement and Employee acknowledges that he is not releasing, waiving or discharging any ADEA or OWBPA Claims that may arise after the Effective Date of this Agreement;

b.	Employee is entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

c.

Employee has been advised, and is being advised by the Company, to consult with an attorney before executing this Agreement; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Agreement;

d.

Employee has been advised, and is being advised by this Agreement, that he has been given at least twenty-one (21) days within which to consider the Agreement, but Employee can execute this Agreement at any time prior to the expiration of such review period; and

e.

Employee is aware that Employee may revoke that portion of this Agreement that releases legal claims under the ADEA and/or OWBPA if he sends his written notice of revocation within seven (7) days following the date of execution of this Agreement. Employee may send his written notice of revocation at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company written notice of his revocation of this Agreement no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the Effective Date. Employee agrees and acknowledges that a written notice of revocation that is not received by such date and time will be invalid and will not revoke the portion of this Agreement that releases legal claims under the ADEA and/or OWBPA. If Employee timely revokes the release of ADEA and OWBPA claims:

i.	All other items contained in Section 2 remain effective (all other released Claims except those relating to the ADEA or the OWBPA will continue to be released); and

ii.

Employee will no longer be entitled to the amounts described in Schedule 1 to this Agreement and will instead be entitled to receive a one-time payment of $10,000 as full and final compensation as total consideration under this Agreement.

6.    Effect of Separation.

a.

Employee hereby resigns from, and declines any nomination to stand for appointment or election to, the board of directors of Symbotic Inc. and any and all corporate offices, directorships and positions with Symbotic Inc., Symbotic Holdings LLC, Symbotic LLC, Symbotic Group Holdings ULC and their respective subsidiaries and/or affiliates effective as of the Separation Date. On or immediately following the Separation Date, Employee agrees to sign any documents or taken any others actions requested by the Company from time to time to effect Employee’s resignation as a board member, officer, manager or other representative of the Company.

b.

Employee acknowledges and agrees that pursuant to the terms of the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan and the Restricted Stock Unit Award Agreement and the Performance-Based Restricted Stock Unit Award Agreement issued to Employee thereunder, Employee will forfeit, at no value, all restricted stock units and performance-based restricted stock units granted to Employee thereunder on the Separation Date, in connection with the termination of the Employee’s employment with the Company.

7.    Company Policies. The payments set forth in Schedule 1 hereto as consideration for this Agreement, are subject to any policies, including any clawback, recoupment or stock ownership policies, that are in effect from time to time as applicable. Any portion of such payments is subject to forfeiture, recovery by the Company or other action pursuant to, any such policies which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under applicable law. The Company:

a.	acknowledges and agrees that the Company will not seek repayment or forfeiture of Employee’s $500,000 sign-on bonus paid to the Employee pursuant to the terms of the Offer Letter;

b.

agrees to reimburse Employee for any outstanding business travel and expenses reasonably incurred and documented by Employee prior to the Effective Date and for one final trip to Boston within a week of the Effective Date for transitional purposes; provided, that such expenses will comply with the terms of the Company’s Global Business Travel & Expense Reimbursement Policy, or its successor, and the request for reimbursement is submitted by Employee through the Company’s expense reimbursement portal within 30 days of the Effective Date; and

c.

acknowledges and agrees that pursuant to Section 13 of the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”), no further payroll deductions shall be taken from Employee’s pay relating to the ESPP and the balance in the Employee’s ESPP account shall be paid to the Employee as promptly as reasonably practicable.

8.    Compliance with Securities Laws. Employee acknowledges that Employee has obtained knowledge about confidential Company information. Notwithstanding Employee’s nondisclosure obligations under the Restrictive Covenant Agreements, Employee agrees to comply with any applicable U.S. securities laws concerning trading in the Company’s securities including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities, and agrees to comply with the foregoing to the extent that Employee is in possession of material non-public information relating to the Company. Employee further acknowledges and agrees that Employee is responsible for filing a Form 4 with the Securities and Exchange Commission in connection with Employee’s separation from the Company to report any changes in Employee’s beneficial ownership of Company shares as of the Separation Date.

9.    Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself or herself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his or her protected rights in Sections 3 or 5 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

10.    Non-Disparagement. Employee agrees not to make any negative, defamatory or derogatory comments or statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his protected rights under Sections 3 or 5 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates. The Company agrees to instruct the members of the Company’s senior management team and members of the Board not to make any negative, defamatory or derogatory comments or statements concerning the Employee. Nothing in this section is intended to, and shall not, restrict or limit members of the Company’s senior management team or members of the Board from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates.

11.    Return of Property.

a.

Employee affirms that Employee has returned, or will return within five (5) days of the Effective Date, all of Company’s property, documents, and/or any confidential information in Employee’s possession or control and has left intact all electronic Company documents, including but not limited to those Employee developed or helped develop during Employee’s employment. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property.

b.

Employee further affirms that Employee has delivered, or will deliver within five (5) days of the Effective Date, to Company without retained copies or reproductions: (1) all documents of any kind within Employee’s possession or control that contain Confidential Information, as defined in the Restrictive Covenant Agreements; and (2) all items or other forms of Company’s property and/or equipment within Employee’s possession or control, including but not limited to keys, credit cards and electronic equipment. However, nothing in this paragraph will prevent Employee from retaining any documents in Employee’s possession or control concerning Employee’s benefits and/or compensation.

12.    Entire Agreement. This Agreement, the Restrictive Covenant Agreements, any compensation or benefits with respect to which Employee’s rights have become vested and non-forfeitable (e.g., Employee’s 401(k) plan contributions) and Schedule 1 hereto contain the entire agreement between the Parties and, except as expressly and specifically referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among any of the Parties relating to the subject matter hereof. No oral understanding, statements, representations, promises or inducements contrary to the terms of these agreements exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the Parties.

13.    No Admissions. This Agreement does not constitute an admission by the Company or any of the other Released Parties of any violation of any right, contract or law, and the Company and each of the other Released Parties expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

14.    Governing Law. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the law of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within that state.

15.    Severability. If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Agreement shall remain in full force and effect.

16.    Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

17.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

18.    Expiration of Offer. Employee understands that the offer contained in this Agreement is considered withdrawn if Employee has not signed and returned to Company a signed copy of this Agreement on or before the conclusion of the twenty-one (21) day consideration period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar days consideration period.

19.    Section 409A Compliance.

a.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

b.

All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c.	Employee further acknowledges that any tax liability incurred by Employee under Section 409A of the Code is solely the responsibility of Employee.

IN WITNESS WHEREOF, Employee and Symbotic Inc. have signed this Agreement as of the date(s) set forth below.

SYMBOTIC INC.

/s/ Michael J. Loparco		By:	/s/ Corey C. Dufresne
Michael J. Loparco		Name:	Corey C. Dufresne
		Title:	Vice President & General Counsel

Date:	November 20, 2022	Date:	November 20, 2022

[Signature Page to Separation Agreement and General Release of Claims]

Schedule 1

Separation Payments and Benefits

As good consideration for Employee’s execution and delivery of this Agreement and continued compliance with the Restrictive Covenant Agreements, the Company shall provide Employee with the following severance benefits (the “Severance Benefits”):

(i)

medical benefits continuation for a period of eighteen (18) months (either through full premium reimbursement under the Consolidated Omnibus Budget Reconciliation Act, or through the continuation of benefits as if his employment continued, at the Company’s discretion) (the “Benefits Continuation”); provided, however, that if Employee becomes eligible to receive health insurance benefits from a subsequent employer or otherwise, Employee shall promptly notify the Company and all Benefits Continuation shall cease;

(ii)	$1,050,000, payable in accordance with the Company’s normal payroll schedule over a period of eighteen (18) months;

(iii)	a bonus equal to $700,000, payable on the second regularly scheduled payday of December 2022;

(iv)

advisory service fees of $200,000, payable in two equal installments on the second regularly scheduled payday of each of December 2022 and January 2023, so long as the Company has not terminated such role pursuant to this proviso to this clause (iv); provided, however, that Employee’s services as a special advisor and the fees associated with such role may be terminated by the Company if Employee violates any policies of the Company;

(v)

reimbursement of up to $30,000 of the remaining lease expenses actually incurred by Employee for his Boston Seaport District accommodations, the address of which has been provided to the Company; provided, however, that Employee shall use good faith and commercially reasonable efforts to terminate such lease and mitigate such remaining lease expenses; and

(vi)

reimbursement of up to $20,000 for any legal fees incurred by Employee in connection with the entry into this Agreement that are properly documented in accordance with the Company’s reimbursement policies then in effect.

The Severance Benefits will be furnished and paid, subject to applicable withholdings and deductions and in accordance with the requirements of Section 409A, contingent on Employee’s execution and non-revocation of this Agreement within twenty-one (21) days after the Separation Date, provided that Employee continues to comply with the terms of the Restrictive Covenant Agreements. Any cash Severance Benefits will begin to be paid within two (2) payroll periods after this Agreement is fully executed and effective, with the first (1st) payment containing any amounts that otherwise would have been paid following separation. Employee acknowledges and agrees that the Severance Benefits are in lieu of any payments or benefits under any current or future severance plan of the Company, and Employee therefore waives and agrees not to make any claims for such payments or benefits.

Exhibit 99.1

Symbotic Reports Fourth Quarter

and Fiscal Year 2022 Results

Achieved Record Quarterly Revenue of $244 Million (167% Growth Year Over Year)

Rick Cohen Named Chief Executive Officer

Established Key Partnerships to Support Growth Through 2025

Expanded Customer Base with New Multi-System Win

Wilmington, Massachusetts (November 21, 2022) — Symbotic Inc. (Nasdaq: SYM), a leader in A.I.-enabled robotics technology for the supply chain, today announced financial results for its fourth quarter and fiscal year ended September 24, 2022. Symbotic posted revenue of $244.4 million, a net loss of $53.3 million and an adjusted EBITDA loss1 of $20.4 million for the fourth quarter of fiscal 2022. In the same quarter of fiscal 2021, Symbotic had revenue of $91.7 million, a net loss of $31.5 million and an adjusted EBITDA loss1 of $24.0 million.

For the full fiscal year 2022, Symbotic reported revenue of $593.3 million, reflecting 136% growth year over year, a loss of $139.1 million, and an adjusted EBITDA loss1 of $89.8 million.

The company also announced that Symbotic Chairman of the Board and current President & Chief Product Officer, Rick Cohen, will return to his role as Chief Executive Officer. Michael Loparco will serve as a Special Advisor to the Board for a period of transition.

“Reflecting on our critical next phase of growth, we determined that a single point of leadership is the best way to lead Symbotic. Michael helped us scale for future growth and advanced our partner network and operations,” said Rick Cohen. “We thank him for his contributions and wish him success in his future endeavors.”

“Symbotic achieved record quarterly revenue with accelerated system installations during the fourth quarter. We are excited to have established multiple worldwide outsourcing partnerships to support our robust growth plans through 2025, and we expanded our customer base with a new multi-system win,” continued Rick Cohen.

“Fourth quarter 2022 revenue grew 167% and adjusted EBITDA margin1 improved by more than 14 percentage points, compared to the same period a year ago,” said Symbotic Chief Financial Officer Tom Ernst. “We initiated a record five system deployments during the fourth quarter as we continue to rapidly scale operations and deliver for our customers.” “For our first quarter of fiscal 2023, we expect revenue of $170 million to $200 million, more than double our first quarter fiscal 2022 revenue. We also expect an adjusted EBITDA2 loss of $21 million to $25 million reflecting reduced system cost, offset by continued investments in innovation and scaling of our business.”

Webcast Information

Symbotic will host a webcast today at 5:00 pm EST to discuss its fourth quarter and fiscal year 2022 results. The webcast link is: https://edge.media-server.com/mmc/go/Symbotic-Q4-2022

####

[1]

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA margin (Adjusted EBITDA divided by revenue) are non-GAAP measures as defined below under “Use of Non-GAAP Financial Information.” See the tables below for reconciliations to net loss, the most comparable GAAP measure.

[2]

Symbotic is not providing guidance for net loss, which is the most comparable GAAP financial measure to adjusted EBITDA, because information reconciling forward-looking adjusted EBITDA to net loss is unavailable to it without unreasonable effort. Symbotic is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of Symbotic’s control and/or cannot be reasonably predicted, such as the provision for stock-based compensation.

ABOUT SYMBOTIC

Symbotic is an automation technology leader reimagining the supply chain with its end-to-end, A.I.-powered robotic and software platform. Symbotic reinvents the warehouse as a strategic asset for the world’s largest retail, wholesale, and food & beverage companies. Applying next-generation technology, high-density storage and machine learning to solve today’s complex distribution challenges, Symbotic enables companies to move goods with unmatched speed, agility, accuracy and efficiency. As the backbone of commerce Symbotic transforms the flow of goods and the economics of the supply chain for its customers. For more information, visit www.symbotic.com.

USE OF NON-GAAP FINANCIAL INFORMATION

Symbotic reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release contains financial measures that are not recognized under U.S. GAAP (“non-GAAP”), including adjusted EBITDA. These non-GAAP measures have limitations as an analytical tool as they do not have a standardized meaning prescribed by U.S. GAAP. The non-GAAP financial measures Symbotic uses may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies and, therefore, are unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, in isolation from, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measures. Symbotic recommends that investors review the reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures provided in the financial statement tables included below in this press release, and not rely on any single financial measure to evaluate its business.

Symbotic defines adjusted EBITDA, a non-GAAP financial measure, as GAAP net loss excluding the following items: interest income; income taxes; depreciation and amortization of tangible and intangible assets; unit-based compensation; business combination transaction expenses; and other non-recurring items that may arise from time to time. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. In addition to Symbotic’s financial results determined in accordance with U.S. GAAP, Symbotic believes that adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures, are useful in evaluating the performance of Symbotic’s business because they highlight trends in its core business.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Symbotic’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements include, but are not limited to, statements about the ability of or expectations regarding Symbotic to:

•	meet the technical requirements of existing or future supply agreements with its customers, including with respect to existing backlog;

•	expand its target customer base and maintain its existing customer base;

•	anticipate industry trends;

•	maintain and enhance its platform;

•	maintain the listing of the Symbotic Class A Common Stock on Nasdaq;

•	execute its growth strategy;

•	develop, design and sell systems that are differentiated from those of competitors;

•	execute its research and development strategy;

•	acquire, maintain, protect and enforce intellectual property;

•	attract, train and retain effective officers, key employees or directors;

•	comply with laws and regulations applicable to its business;

•	stay abreast of modified or new laws and regulations applying to its business;

•	successfully defend litigation;

•	issue equity securities in connection with the transactions;

•	meet future liquidity requirements and, if applicable, comply with restrictive covenants related to long-term indebtedness;

•	timely and effectively remediate any material weaknesses in our internal control over financial reporting;

•	anticipate rapid technological changes; and

•	effectively respond to general economic and business conditions.

Forward-looking statements also include, but are not limited to, statements with respect to:

•	the future performance of our business and operations;

•	expectations regarding revenues, expenses, Adjusted EBITDA loss and anticipated cash needs;

•	expectations regarding cash flow, liquidity and sources of funding;

•	expectations regarding capital expenditures;

•	the anticipated benefits of Symbotic’s leadership structure;

•	the effects of pending and future legislation;

•	business disruption;

•	risks related to the impact of the COVID-19 pandemic on the financial condition and results of operations of Symbotic;

•	disruption to the business due to the Symbotic’s dependency on certain customers;

•	increasing competition in the warehouse automation industry;

•	any delays in the design, production or launch of our systems and products;

•	the failure to meet customers’ requirements under existing or future contracts or customer’s expectations as to price or pricing structure;

•	any defects in new products or enhancements to existing products; and

•

the fluctuation of operating results from period to period due to a number of factors, including the pace of customer adoption of our new products and services and any changes in our product mix that shift too far into lower gross margin products.

Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Symbotic’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2022 and amended on July 20, 2022. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Symbotic believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these forward-looking statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the forward-looking statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-looking statements speak only as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. Symbotic is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports that Symbotic has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in Symbotic’s Registration Statement on Form S-1 filed with the SEC on June 29, 2022, and amended on July 20, 2022 and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the benefits expected from the business combination between SVF Investment Corp. 3 (“SVF”) and Symbotic (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated December 12, 2021 (the “Merger Agreement”), by and among SVF, Warehouse Technologies LLC, Symbotic Holdings LLC and Saturn Acquisition (DE) Corp. that closed on June 7, 2022; the effects of pending and future legislation; and risks related to the impact of the COVID-19 pandemic on the financial condition and results of operations of Symbotic.

Any financial projections in this press release or discussed during the webcast are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Symbotic’s control. While all projections are necessarily speculative, Symbotic believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Symbotic, or its representatives, considered or considers the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Symbotic and is not intended to form the basis of an investment decision in Symbotic. The forward-looking statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

INVESTOR RELATIONS CONTACT

Jeff Evanson

Vice President, Investor Relations & Corporate Development

ir@symbotic.com

MEDIA CONTACT

Kimberly Zminkowski

Director, Marketing

mediainquiry@symbotic.com

Symbotic Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended			Year Ended
	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Revenue:
Systems	$237,696	$169,503	$85,535	$567,993	$227,563
Software maintenance and support	933	862	1,233	3,735	4,009
Operation services	5,783	5,187	4,940	21,584	20,341

Total revenue	244,412	175,552	91,708	593,312	251,913
Cost of revenue:
Systems	199,704	136,015	77,837	464,179	216,577
Software maintenance and support	1,166	1,269	705	4,390	2,962
Operation services	6,813	6,724	5,314	25,096	21,927

Total cost of revenue	207,683	144,008	83,856	493,665	241,466

Gross profit (loss)	36,729	31,544	7,852	99,647	10,447

Operating expenses:
Research and development expenses	43,462	35,140	20,909	124,141	73,386
Selling, general, and administrative expenses	47,575	29,435	18,435	115,881	59,442

Total operating expenses	91,037	64,575	39,344	240,022	132,828

Operating loss	(54,308)	(33,031)	(31,492)	(140,375)	(122,381)

Other income, net	1,050	156	8	1,286	67

Loss before income tax	(53,258)	(32,875)	(31,484)	(139,089)	(122,314)
Income tax benefit	—	—	—	—	—

Net loss	(53,258)	(32,875)	(31,484)	(139,089)	(122,314)
Net loss attributable to Legacy Warehouse unitholders prior to the Business Combination	—	(19,178)	(31,484)	(72,134)	(122,314)
Net loss attributable to noncontrolling interests	(47,709)	(12,383)	—	(60,092)	—

Net loss attributable to common stockholders	$(5,549)	$(1,314)	$—	$(6,863)	$—

Loss per share of Class A Common Stock: (1)
Basic and Diluted	$(0.10)	$(0.03)	$—	$(0.13)	$—
Weighted-average shares of Class A Common Stock outstanding:
Basic and Diluted	54,800,914	50,664,146	—	54,086,381	$—

(1)

Loss per share information has not been presented for periods prior to the Business Combination, as it resulted in values that would not be meaningful to the users of these consolidated financial statements.

Symbotic Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(in thousands)

	Three Months Ended			Year Ended
	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net loss	$(53,258)	$(32,875)	$(31,484)	$(139,089)	$(122,314)
Interest income	(1,083)	(178)	(9)	(1,287)	(35)
Income tax benefit	—	—	—	—	—
Depreciation and amortization	1,789	1,426	1,283	5,989	4,491
Unit and Stock-based compensation	30,426	8,967	4,517	40,556	11,736
Business Combination transaction expenses	1,669	869	1,664	4,069	2,761

Adjusted EBITDA	$(20,457)	$(21,791)	$(24,029)	$(89,762)	$(103,361)

Symbotic Inc. and Subsidiaries

Supplemental Common Share Information

Total Common Shares issued and outstanding:

	September 24, 2022	June 25, 2022
Class A Common Shares issued and outstanding	57,718,836	50,664,146
Class V-1 Common Shares issued and outstanding	79,237,388	60,844,573
Class V-3 Common Shares issued and outstanding	416,933,025	416,933,025

	553,889,249	528,441,744

Symbotic Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	September 24, 2022	September 25, 2021
ASSETS
Current assets:
Cash and cash equivalents	$353,457	$156,634
Accounts receivable	3,412	63,370
Unbilled accounts receivable	101,816	—
Inventories	91,900	33,561
Deferred expenses	29,150	489
Prepaid expenses and other current assets	25,663	6,366

Total current assets	605,398	260,420
Property and equipment, at cost	48,722	37,177
Less: Accumulated depreciation	(23,844)	(18,560)

Property and equipment, net	24,878	18,617
Intangible assets, net	650	1,164
Other long-term assets	337	334

Total assets	$631,263	$280,535

LIABILITIES, REDEEMABLE PREFERRED AND COMMON UNITS AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$68,448	$28,018
Accrued expenses	47,312	31,131
Sales tax payable	12,953	18,405
Deferred revenue, current	394,244	259,418

Total current liabilities	522,957	336,972
Deferred revenue, long-term	31,465	216,538
Other long-term liabilities	7,901	3,993

Total liabilities	562,323	557,503

Commitments and contingencies	—	—
Redeemable preferred and common units:
Preferred units, Class B-1, 0 units authorized, issued, and outstanding at September 24, 2022 and 2 units authorized, 1 unit issued and outstanding at September 25, 2021	—	232,278
Preferred units, Class B, 0 units authorized, issued, and outstanding at September 24, 2022 and 1 unit authorized, issued, and outstanding at September 25, 2021	—	459,007
Common units, Class C, 0 units authorized, issued, and outstanding at September 24, 2022 and 428,571 units authorized, issued, and outstanding at September 25, 2021	—	144,975
Equity (deficit):
Common voting units, Class A, 0 units authorized, issued, and outstanding at September 24, 2022 and 7,071,424 units authorized, 5,997,632 units issued and outstanding at September 25, 2021	—	16,809
Common shares, Class A, 3,000,000,000 shares authorized, 57,718,836 shares issued and outstanding at September 24, 2022 and 0 shares authorized, issued, and outstanding at September 25, 2021	6	—
Common voting shares, Class V-1, 1,000,000,000 shares authorized, 79,237,388 shares issued and outstanding at September 24, 2022 and 0 shares authorized, issued, and outstanding at September 25, 2021	8	—
Common voting shares, Class V-3, 450,000,000 shares authorized, 416,933,025 shares issued and outstanding at September 24, 2022 and 0 shares authorized, issued, and outstanding at September 25, 2021	42	—
Additional paid-in capital - warrants	58,126	26,999
Additional paid-in capital	1,237,865	—
Accumulated deficit	(1,286,569)	(1,154,944)
Accumulated other comprehensive loss	(2,294)	(2,092)

Total stockholders’ equity / members’ deficit	7,184	(1,113,228)
Noncontrolling interest	61,756	—

Total equity (deficit)	68,940	(1,113,228)

Total liabilities, redeemable preferred and common units, and equity (deficit)	$631,263	$280,535

Symbotic Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended			Year Ended
	September 24, 2022	June 25, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Cash flows from operating activities:
Net loss	$(53,258)	$(32,875)	$(31,484)	$(139,089)	$(122,314)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,789	1,426	1,283	5,989	4,491
Foreign currency losses	47	23	6	25	53
Losses on abandonment of assets	—	—	—	4,098	—
Stock-based compensation	26,808	—	27	26,858	97
Deferred taxes, net	—	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(852)	25,950	12,914	(508)	(1,619)
Inventories	34,372	(55,400)	(10,225)	(59,572)	(16,817)
Prepaid expenses and other current assets	(78,074)	(22,120)	626	(121,143)	3,736
Deferred expenses	(28,604)	(541)	36,518	(28,665)	132,683
Other long-term assets	39	29	710	49	2,313
Accounts payable	(27,563)	42,295	14,740	41,528	22,169
Accrued expenses	25,157	21,505	9,914	37,898	16,187
Deferred revenue	46,703	(15,680)	(22,052)	80,377	67,100
Other long-term liabilities	1,918	1,561	566	3,908	1,488

Net cash and cash equivalents provided by (used in) operating activities	(51,518)	(33,827)	13,543	(148,247)	109,567
Cash flows from investing activities:
Purchases of property and equipment	(7,181)	(2,209)	(6,835)	(17,950)	(12,168)
Proceeds from sale of assets	—	—	—	—	—

Net cash and cash equivalents used in investing activities	(7,181)	(2,209)	(6,835)	(17,950)	(12,168)
Cash flows from financing activities:
Net proceeds from equity infusion from the Business Combination	—	384,672	—	384,672	—
Purchase of interest from non-controlling interest	—	(300,000)	—	(300,000)	—
Proceeds from exercise of warrants	—	103,980	—	277,776	—
Class B-1 Preferred Unit member contributions	—	—	—	—	—

Net cash and cash equivalents provided by financing activities	—	188,652	—	362,448	—
Effect of exchange rate changes on cash and cash equivalents	494	2	1,021	572	971
Net increase (decrease) in cash and cash equivalents	(58,205)	152,618	7,729	196,823	98,370
Cash and cash equivalents - beginning of period	411,662	259,044	148,905	156,634	58,264

Cash and cash equivalents - end of period	$353,457	$411,662	$156,634	$353,457	$156,634